Exhibit 99.1

FOR IMMEDIATE RELEASE

1401 Highway 62/65 North	FOR FURTHER INFORMATION CONTACT:
P. O. Box 550	Larry J. Brandt/CEO
Harrison, AR 72602	Tommy Richardson/COO
Sherri Billings/CFO
870.741.7641

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

ANNOUNCES RESULTS OF OPERATIONS

FOR THE THREE MONTHS AND YEAR ENDED DECEMBER 31, 2009

Harrison, Arkansas — January 28, 2010 - (NASDAQ NMS:FFBH) First Federal Bancshares of Arkansas, Inc. (the “Corporation”), a unitary savings and loan holding company for First Federal Bank (the “Bank”) announced today that the Corporation recorded a net loss from core operations of $562,000 for the quarter ended December 31, 2009 compared to net income of $193,000 during the fourth quarter of 2008.  For the year ended December 31, 2009, a net loss from core operations of $26.2 million was recorded compared to net income of $2.5 million for the year ended December 31, 2008. After taking into account dividends and discount accretion on the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”), the net loss to common shareholders was $784,000 and $27.0 million, respectively, for the three months and the year ended December 31, 2009.  The decrease in net income for the three months and year ended December 31, 2009 was primarily due to increases in the provision for loan losses, real estate owned (“REO”) expenses and FDIC insurance premiums, partially offset by an increase in the income tax benefit.  The Corporation’s net loss to common shareholders was $0.16 per common share for the fourth quarter of 2009 compared to net income of $0.04 per common share for the fourth quarter of 2008.  The Corporation’s net loss to common shareholders was $5.56 per common share for the year ended December 31, 2009 compared to net income of $0.52 per common share for the year ended December 31, 2008.  Book value or stockholders’ equity per common share at December 31, 2009, was $9.57.  At December 31, 2009, the Bank continued to be categorized as well capitalized.

Larry J. Brandt, CEO for the Corporation said, “Our performance in the fourth quarter of 2009 was a significant improvement over our third quarter in 2009 but still reflects a loss from core operations of $562,000 for the quarter.  During this quarter, we allocated $3.4 million to the provisions for loan losses and REO losses which had an impact on our results for the quarter.  At year end, the Bank continued to exceed regulatory capital requirements and was deemed well capitalized. Our overall performance for the quarter and the year was not to our level of expectations.  Consequently, we did not pay any bonuses for 2009 or have any pay increases for 2010.  The senior officers and Board of Directors voluntarily took pay decreases for 2009 and the top three executives have voluntarily reduced their pay again for 2010.

This past year was the toughest year in my 37 years of banking and we are glad to have it behind us.  We believe we will see improvements in our results in 2010 and are optimistic the overall economy and corresponding housing and banking markets will improve in Northwest Arkansas in 2010.”

Brandt further commented, “I am also pleased to report that First Federal Bank was recently recognized as the “Best Bank” in Harrison, Arkansas in the readers’ poll taken for the area.  This is the fifth time our Bank has received this prestigious honor in the Harrison area.”

Total assets at December 31, 2009 amounted to $749.8 million, total liabilities were $687.2 million and stockholders’ equity totaled $62.6 million or 8.3% of total assets.  This compares with total assets of $795.2 million, total liabilities of $722.1 million and stockholders’ equity of $73.1 million or 9.2% of total assets at December 31, 2008.  At December 31, 2009 compared to December 31, 2008, REO increased by $13.1 million or 58.3% to $35.4 million or 4.7% of total assets. Net loans receivable decreased $78.7 million or 13.9%, primarily due to repayments, transfers to REO, a decrease in loan originations and an increase in both loan charge-offs and the allowance for loan losses.  The decrease in net loans receivable and the increase in REO are related to the oversupply of lots and homes in the Northwest Arkansas market and the general slowdown in the housing market and the economy in general.  The deferred tax asset increased by $12.9 million primarily due to timing differences related to the allowance for loan losses. The $34.8 million or 4.8% decrease in total liabilities was primarily due to a decrease of $32.7 million or 35.4% in other borrowings and a decrease of $8.7 million or 78.6% in other liabilities related to pending security settlements in 2008.  Funds generated from investment calls, loan repayments, and issuance of the Preferred Stock were primarily utilized to purchase investment securities and pay down borrowings.  Stockholders’ equity decreased by $10.5 million during the twelve month period ended December 31, 2009, primarily due to a net loss from core operations of $26.2 million offset by to the issuance of $16.5 million of the Preferred Stock and warrants to the U.S. Treasury (the “Treasury”) through the Capital Purchase Program.

Nonperforming assets amounted to $74.6 million or 9.95% of total assets at December 31, 2009, compared to $53.8 million or 6.77% of total assets at December 31, 2008.  The increase in nonperforming assets was primarily the result of four relationships with nonaccrual loans, net of specific valuation allowances, totaling $15.9 million. At December 31, 2009, nonperforming assets consisted primarily of $39.2 million of nonaccrual loans, net of specific valuation allowances, and $35.4 million in real estate owned.  The level of nonaccrual loans and REO is due primarily to land development loans, land loans, single-family loans and commercial real estate loans, reflecting the general slowdown in housing and the oversupply of lots and speculative homes in the Bank’s Northwest Arkansas market.  The general allowance for loan losses amounted to $20.9 million at December 31, 2009 or 4.07% of total loans, net of specific valuation allowances, compared to $3.5 million or 0.60% of total loans, net of specific valuation allowances, at December 31, 2008.

Net interest income, the primary component of net income, increased from $5.7 million for the three months ended December 31, 2008 to $5.9 million for the three months ended December 31, 2009. Net interest income was $20.9 million for the year ended December 31, 2009 as compared to $21.8 million for the year ended December 31, 2008.  Net interest margin for the three months and twelve months ended December 31, 2009 was 3.46% and 2.97%, respectively, compared to 3.19% and 3.01%, respectively, for the same periods in 2008.  The increase in net interest income for the three month comparison period was primarily due to a decrease in rates paid on deposits and borrowings offset by decreases in the average balance of and yield earned on loans receivable. The decrease in net interest income for the annual comparison period was primarily due to decreases in the average balance of and yield earned on loans receivable in addition to the increase in nonaccrual loans, offset by a decrease in rates paid on deposits and borrowings.

The provision for loan losses increased $329,000 to $1.9 million for the three month period ended December 31, 2009 compared to $1.6 million for the three month period ended December 31, 2008 and increased $32.4 million to $38.1 million for the twelve month period ended December 31, 2009 compared to $5.7 million for the twelve month period ended December 31, 2008. The increase in the provision for loan losses was primarily due to increases in estimated loss rates, the level of nonaccruing loans, and an increase in specific loan loss allowances and charge-offs, offset by a decrease in loan balances.

Noninterest income decreased $1.3 million or 13.8% to $8.1 million for the twelve month period ended December 31, 2009 compared to $9.4 million for the twelve months ended December 31,

2008.  Such decrease was primarily due to a $1.2 million decrease in earnings on life insurance policies due to a death benefit claim in the first quarter of 2008. Noninterest income was largely unchanged for the three month comparison period.

Noninterest expenses increased $1.2 million or 20.8% to $7.2 million for the three months ended December 31, 2009 compared to $6.0 million for the same period in 2008 and increased $6.1 million or 25.8% to $29.5 million for the twelve months ended December 31, 2009 compared to $23.5 million for the same period in 2008.  The increases in the three and twelve month comparative periods were mainly due to increases in REO expense and FDIC insurance expense offset by decreases in salaries and employee benefits.  In 2009, the FDIC increased insurance premium rates and, in the second quarter, imposed a five basis point special assessment on all insured depository institutions based on assets minus Tier 1 capital as of June 30, 2009.  The Bank recorded a charge of approximately $350,000 for the special assessment in the second quarter of 2009.

The increase in the income tax benefit was primarily due to an increase in the federal deferred tax asset primarily related to the allowance for loan losses and REO for the three and twelve months ended December 31, 2009, partially offset by the establishment of a valuation allowance related to the state portion of our deferred tax asset.

The Corporation also announced that it has notified the Treasury of its intent to defer the payment of its regular quarterly cash dividends on the Preferred Stock.  Under the terms of the Preferred Stock, the Corporation is required to pay on a quarterly basis a dividend rate of 5% per year for the first five years, after which the dividend rate automatically increases to 9% per year.  Dividend payments may be deferred, but the dividend is a cumulative dividend and failure to pay dividends for six dividend periods would trigger board appointment rights for the holder of the Preferred Stock. However, because the Preferred Stock dividend is cumulative, the dividend has been accrued for payment in the future.  These actions are part of the Corporation’s strategy to strengthen its balance sheet, preserve capital, and recognize additional cost savings.  In order to improve the Corporation’s capital position, the Corporation is considering all of its options, including a controlled reduction of assets and liabilities and the sale of common stock or certain assets.

First Federal Bank is a community bank serving consumers and businesses with a full range of checking, savings, investment and loan products and services. The Bank, founded in 1934, conducts business from 20 full-service branch locations, one stand-alone loan production office, and 31 ATMs located in Northcentral and Northwest Arkansas. For information on all the products and services we offer, visit us at www.ffbh.com or contact our Account Information Center at 870.365.8329 or 866-AIC-FFBH toll free or by email at aic@ffbh.com.

Forward-looking Statements

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in laws and regulations applicable to the Corporation and the Bank, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions,  and such other risks and uncertainties as set forth in the Corporation’s filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Financial Tables Attached

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands of dollars)

(Unaudited)

	December 31, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$22,149	$9,367
Investment securities held to maturity	135,531	136,412
Federal Home Loan Bank stock	3,125	4,825
Loans receivable, net of allowances	487,817	566,537
Loans held for sale	1,012	1,586
Accrued interest receivable	4,330	6,701
Real estate owned, net	35,446	22,385
Office properties and equipment, net	23,567	24,694
Cash surrender value of life insurance	21,226	20,412
Deferred tax asset, net	13,999	1,105
Prepaid expenses and other assets	1,592	1,148
TOTAL ASSETS	$749,794	$795,172

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Deposits	$624,624	$618,003
Other borrowings	59,546	92,212
Advance payments by borrowers for taxes and insurance	695	810
Other liabilities	2,360	11,030
Total liabilities	687,225	722,055

TOTAL STOCKHOLDERS’ EQUITY	62,569	73,117
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$749,794	$795,172

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND RELATED SELECTED OPERATING DATA

(In thousands of dollars, except earnings per share)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Interest income	$9,138	$10,493	$36,145	$43,947
Interest expense	3,218	4,818	15,255	22,102
Net interest income	5,920	5,675	20,890	21,845
Provision for loan losses	1,929	1,600	38,091	5,710
Net interest income (loss) after provision for loan losses	3,991	4,075	(17,201)	16,135
Noninterest income	2,062	1,952	8,117	9,417
Noninterest expenses	7,229	5,983	29,529	23,467
Income (loss) before income taxes	(1,176)	44	(38,613)	2,085
Income tax benefit	(614)	(149)	(12,384)	(423)
Net income (loss)	(562)	193	(26,229)	2,508
Preferred stock dividends and discount accretion	222	—	728	—
Net income (loss) available to common shareholders	$(784)	$193	$(26,957)	$2,508

Earnings (Loss) Per Common Share:
Basic	$(0.16)	$0.04	$(5.56)	$0.52

Diluted	$(0.16)	$0.04	$(5.56)	$0.52

Cash Dividends Declared	$—	$0.16	$0.03	$0.64

Selected Operating Data (Quarter Annualized):
Interest rate spread	3.45%	3.19%	2.94%	2.99%
Net interest margin	3.46%	3.19%	2.97%	3.01%
Return on average assets	(0.30)%	0.10%	(3.37)%	0.31%
Noninterest income to average assets	1.10%	0.99%	1.04%	1.17%
Noninterest expenses to average assets	3.85%	2.93%	3.79%	2.92%
Return on average equity	(3.50)%	1.05%	(33.03)%	3.38%